STRICTLY CONFIDENTIAL

October 24th, 2021

Mr Brett Lovegrove

Executive Chairman and President

ZHRH Corporation

50 West Liberty St., Suite 880

Reno

Nevada

NV 89501, United States of America

Dear Mr. Lovegrove,

RE: ZHRH - Blue Oak Advisory Secondment Agreement

This Secondment Agreement is to be read in conjunction with the Mandate Agreement entered into on January 6th, 2021 (the “Original Mandate Agreement”), as amended by the Addendum to the Original Mandate Agreement also entered into on today’s date (the “Addendum”), between the following Parties: Zhonghuan Ruiheng Environmental Technology Company Limited (“ZHRH China”) (a company incorporated in the People’s Republic of China) and Blue Oak Advisory Limited (“BOA”) with respect to Project Spice (the “Project”).

This Secondment Agreement takes effect October 25th, 2021 and its object and legal effect is to set the levels of remuneration to received by BOA in respect of the secondment of BOA directors Jean-Michel Doublet as Managing Director and Lionel Therond as Finance Director to ZHRH Corporation (a company incorporated in Nevada) (“ZHRH Corporation”), ahead of the acquisition by ZHRH Corporation of ZHRH China by way of a reverse merger.

It has been agreed between ZHRH Corporation and BOA that each of Jean-Michel Doublet and Lionel Therond will be seconded by BOA as Managing Director and Finance Director respectively, meaning that they will spend at least 25% of their working hours each week on their respective duties as Managing Director and Finance Director of ZHRH Corporation in exchange for the following remuneration paid to BOA:

1)	Increased Success Fee Paid to BOA, for each transaction involving ZHRH Corporation and/or ZHRH China and/or any of their subsidiaries, as per the terms of the Addendum dated October 25th 2021;

2)	Additional equity allocation of fully diluted shares in ZHRH Corporation (post reverse merger) in respect of each of Jean-Michel Doublet and Lionel Therond comprising:

- 0.5% equity allocation of fully diluted shares in ZHRH Corporation upon the completion of the acquisition of ZHRH China by ZHRH Corporation (or a total of 1% between Jean-Michel Doublet and Lionel Therond) to be vested ½ upon completion of the reverse merger and ½ 6 months after the completion of the reverse merger;

- 1.5% equity allocation of fully diluted shares in ZHRH Corporation to BOA in respect of each of Jean-Michel Doublet and Lionel Therond, vested in the following manner: 1/3 (0.5%) each as at Nasdaq (or OTCQB, should this be the preferred choice of the Board of Directors) listing; 0.5% each 6 months later and 0.5% each 6 months later.

3)	In addition it is agreed that each of Jean-Michel Doublet and Lionel Therond will be covered by suitable professional liability insurance as required and to their and BOA’s reasonable satisfaction.

This agreement to be signed and to come into force in conjunction with the Mandate Agreement Addendum to be signed in respect of additional remuneration in respect of equity / capital raises between ZHRH China and BOA, upon the signature of both agreements by both parties.

If this letter accurately reflects the understanding between ZHRH and Blue Oak, we would ask for confirmation that such is the case by signing and returning both enclosed copies.

For ZHRH Corporation
For BLUE OAK

Brett Lovegrove

Brett Lovegrove	Jean-Michel Doublet
Executive Chairman and President	CEO
Date: 24th October 2021	Date: 25/10/2021

Jean-Michel Doublet

Managing Director, ZHRH

Lionel Therond

Finance Director, ZHRH